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                                                                   EXHIBIT 23.1

                        CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the following Registration Statements of our report dated February 7, 2003, with respect to the consolidated financial statements of Grant Prideco, Inc. included in this Annual Report on Form 10-K for the year ended December 31, 2002.

Form     Description

S-4 Issuance of $175,000,000 of Debt in connection with ReedHycalog acquisition (No. 333-102635-09)

S-3 Issuance of 9,731,834 shares of Common Stock in connection with ReedHycalog acquisition (No. 333-102630)

S-3 Issuance of 1,300,000 shares of Common Stock in connection with JSG acquisition (No. 333-84956)

S-8      Grant Prideco, Inc. 2001 Stock Option Plan (No. 333-84958)

S-8      Grant Prideco, Inc. 401(k) Savings Plan (No. 333-38020)

S-8 Grant Prideco, Inc. 2000 Employee Stock Option and Restricted Stock Plan; Grant Prideco, Inc. 2000 Non-Employee Director Stock Option Plan; Grant Prideco, Inc. Executive Deferred Compensation Plan; Grant Prideco, Inc. Foreign Executive Deferred Compensation Plan; Grant Prideco, Inc. Deferred Compensation Plan for Non-Employee Directors; Distribution Agreement between Grant Prideco, Inc. and Weatherford International, Inc. (No. 333-34746)


                                                        Ernst & Young LLP